Exhibit 99.2

FOR IMMEDIATE RELEASE

WESTERN DIGITAL CORPORATION RENEWS

PATENT CROSS-LICENSE AGREEMENT WITH SAMSUNG

IRVINE, Calif. – Dec. 6, 2016 - Western Digital Corporation (NASDAQ: WDC), a world leader in storage technologies and solutions, today announced that it has signed a definitive royalty-bearing agreement with Samsung Electronics Co., Ltd. to renew the cross-license of the two companies’ semiconductor patent portfolios. The terms of the renewed agreement are retroactive to the end date of the prior agreement, which expired on August 14, 2016. The renewed agreement will run through December 31, 2024.

The agreement includes rights to each party’s patents broadly covering multi-level cell flash memory and flash storage systems. The original agreement, which dates back to 1997 and had been renewed twice before, had permitted Samsung to use patented flash memory technologies invented by SanDisk, which Western Digital acquired in May 2016.

The agreement recognizes the strength and value of each company’s intellectual property and enables Western Digital to continue to focus on developing and exploring uses for next-generation flash technology. At the time of its acquisition by Western Digital, SanDisk had been a leading innovator in flash technology for nearly thirty years, investing billions of dollars in research and development globally to design, manufacture, and bring flash products to market. This agreement allows Western Digital to continue to realize the value of the SanDisk acquisition and extends the company’s mutually beneficial relationship with Samsung. Financial terms of the renewed agreement were not disclosed.

About Western Digital

Western Digital Corporation (NASDAQ: WDC) is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of

Western Digital Corporation Renews Patent Cross-License Agreement with Samsung

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compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. For more information, please visit www.hgst.com, www.wd.com, and www.sandisk.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s plans for developing-next-generation flash technology and realizing the value of the SanDisk acquisition. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on Nov. 8, 2016, to which your attention is directed. The company undertakes no obligation to update the information in this release in the event facts or circumstances change after the date of this release.

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Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com